Exhibits 5 and 23.2

July 31, 2014

C1 Financial, Inc.

100 5th Street South

St. Petersburg, Florida 33701

Ladies and Gentlemen:

We have acted as special counsel to C1 Financial, Inc., a Florida corporation (the “Company”), in connection with the proposed issuance by the Company of up to 3,026,316 shares of the common stock, par value $1.00 per share (the “Shares”), including 394,737 shares subject to the underwriters’ over-allotment option, pursuant to the registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2014 (Registration No. 333–197360) (as amended, the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We are opining herein as to the Florida Business Corporation Act (the “FBCA”), and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein.

For purposes of this opinion, we have examined the Registration Statement, forms of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the corporate actions of the Company approving the issuance of the Shares, and we have made such other investigations as we have deemed appropriate.

We have relied upon certificates and other assurances of officers of the Company and others as to factual matters for purposes of this opinion, without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Shutts & Bowen LLP

C1 Financial, Inc.

July 31, 2014

Subject to the foregoing, it is our opinion that, when (i) the Amended and Restated Articles of Incorporation have been filed with the Secretary of State of the State of Florida, (ii) the reverse stock split described in the Prospectus included in the Registration Statement and in the Amended and Restated Articles of Incorporation has become effective, and (iii) the Shares to be issued and sold by the Company are issued and paid for in the manner contemplated by the Prospectus included in the Registration Statement, the issue and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/Shutts & Bowen LLP

SHUTTS & BOWEN LLP